EXHIBIT 10.2
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT is made and entered into on the 14th day of August, 2008, by and between SOUTHERN COMMUNITY BANK, a bank organized under the laws of the State of Georgia (the “Bank”), and DAVID R. COXON (hereinafter “Executive”).
W I T N E S S E T H:
     WHEREAS, the Board of Directors of the Bank believes that it is in the best interest of the Bank to arrange terms of employment for Executive so as to induce Executive to accept employment with the Bank and to remain in his capacities with the Bank for the term hereof; and
     WHEREAS, Executive is willing to provide services to the Bank in accordance with the terms and conditions hereinafter set forth;
     NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:
     1. EMPLOYMENT. For the Term of Employment, as hereinafter defined, the Bank agrees to employ Executive as its President and Chief Executive Officer, and Executive agrees to accept such employment and to perform such duties and functions and exercise such authority as are provided or reserved for or given to the president or chief executive officer in the articles of incorporation and bylaws of, and applicable laws governing, the Bank. Executive agrees to devote his full business time, attention, skill and efforts to the business of the Bank and shall perform his duties in a trustworthy and businesslike manner, all for the purpose of advancing the interests of the Bank.
     2. TERM OF EMPLOYMENT. The “Term of Employment” referred to in Section 1 hereof and hereinafter shall be deemed to have commenced as of the date first above mentioned and shall continue for a period of three (3) years, unless sooner terminated pursuant to this Agreement, and shall include any extension of the period of employment in accordance with this paragraph. The period of employment shall automatically be extended without further action by the parties for an additional twelve (12) full calendar months, on each anniversary hereof during the Term of Employment, unless (i) either party shall have served written notice upon the other of its intention that this Agreement shall not be extended at least six (6) months before the anniversary date on which this Agreement would have been automatically extended for an additional year, or (ii) the Executive’s employment hereunder shall have been terminated pursuant to Section 4 hereof.
     3. COMPENSATION.
          3.1 Base Salary. During the Term of Employment, Executive shall be paid an annual base salary (hereinafter “Base Salary”) of $275,000, which shall be paid in equal installments in accordance with the Bank’s normal pay practices, but not less frequently than monthly. Executive’s salary shall be fixed for 2008 and 2009. As soon as practical after January 1 of 2010 and each year thereafter during the Term of Employment, Executive’s salary will be reviewed by the Board of Directors of the Bank for the upcoming calendar year and Executive shall be entitled to receive annually an increase (but in no event a decrease from the annual salary for the prior calendar year) in such amount, if any, as may be determined by the Board of Directors.
          3.2 Management Incentives and Discretionary Bonuses.
     (a) During the Term of Employment, Executive shall be entitled, in an equitable manner based on the terms of any bonus and incentive plans that have been approved or may, from time to time, be approved by the Bank’s Board of Directors, with all other key management personnel, to such incentives and discretionary bonuses as may be authorized, declared and paid by the Board of Directors to the Bank’s key management employees. For 2008 and 2009, Executive shall be awarded a bonus equivalent to an annualized $46,000 (the bonus for 2008 being prorated based on the number of days actually employed by the Bank during the year); provided, however, that Executive must be employed by the Bank on the last day of each respective year to receive the bonus and further provided that Executive’s bonus for 2008 shall be contingent upon the Bank’s achievement of at least an 11% reduction in the ratio of non-performing loans (as defined in Section 3.2(c) below) to total loans (comparing the June 30, 2008 ratio to the December 31, 2008 ratio) and that Executive’s bonus for 2009 shall be contingent upon the Bank’s return to month-to-month profitability (determined after appropriate provisions are made to maintain the allowance for loan loss at an adequate level) before the end of 2009. Beginning in 2010, and subject to the limitations set forth in Section 3.2(b) below, the bonus shall be based on meeting or exceeding certain performance criteria to be established by the Board of Directors and shall be paid by March 15 of the following year. It is anticipated that the performance criteria shall consist of targeted objectives in the following areas: (i) earnings (as defined in Section 3.2(c) below); (ii) asset growth; and (iii) asset quality. If the targets in these areas are met, then the Board of Directors intends to award Executive an annual bonus equal to 20% of Executive’s Base Salary (the “Standard Bonus”). If actual earnings exceed the budgeted target, then the Board of Directors anticipates that Executive will be eligible for an increase in his bonus equal to 10% of such excess earnings up to the point where the aggregate bonus equals 60% of his Base Salary for the year in question. It is anticipated that any increase in bonus over the Standard Bonus shall be based on exceeding targeted objectives in the established performance criteria. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to such incentives and discretionary bonuses when and as declared by the Board.
     (b) In order to be eligible for any incentives described above beginning in 2010 and beyond under Section 3.2(a), the Board of Directors must determine that the goals set forth in Section 3.2(a) have been met and must further determine that: (i) the Bank has been and continues to be run in a safe, sound and balanced fashion as evidenced by qualitative assessments; (ii) the Bank has achieved soundness and balance in the areas of asset quality, liquidity, capital, management, earnings and sensitivity to interest rate risk, with the CAMELS rating being only one indicator of having achieved this goal; and

(iii) that the overall financial condition of the Bank will not be adversely affected by payment of such cash incentive. These determinations shall be made by the Board of Directors of the Bank in its sole and absolute discretion. The Executive shall have the opportunity to present evidence to the Board of Directors regarding the attainment of the conditions set forth in Section 3.2(a) but shall otherwise recuse himself from any decisions regarding the same. In addition to the foregoing, the parties acknowledge that any payment of bonuses to Executive may be limited by administrative actions or agreements imposed upon the Bank by the Georgia Banking and Finance (the “DBF”) and/or the FDIC.
     (c) For purposes of this Section 3.2, “earnings” shall mean net income before income taxes, extraordinary items and the cumulative effect of an accounting change on prior periods and “non-performing loans” shall mean the sum of: (i) nonaccrual loans; (ii) loans that are at least 30 days past due; and (iii) any other loans that are determined to be non-performing by the DBF or the FDIC.1
          3.3 Stock Options. With the execution of this Agreement, Executive has been awarded stock options to purchase 133,333 shares of the common stock of Southern Community Bancshares, Inc., the Bank’s holding company (the “Company”). The exercise price of the options is $4.00. The stock options shall vest as follows: 15,000 immediately, 23,667 on the first anniversary of the grant date, 23,667 on the second anniversary of the grant date, 23,666 on the third anniversary of the grant date, 23,666 on the fourth anniversary of the grant date, and 23,666 on the fifth anniversary of the grant date.
          The stock options are evidenced by a separate incentive stock option grant agreement between the Company and Executive (the “Grant Agreement”). In the event of a conflict between the terms of this Agreement and the Grant Agreement, the terms of the Grant Agreement shall control.
          3.4 Director Service. Subject to continued re-election by the Bank’s shareholder and possible removal pursuant to the Bank’s bylaws, Executive shall serve on the Board of Directors of the Bank and shall be entitled to receive directors’ fees for such service on the same basis as other directors. Any fees, stock option grants or other compensation received by Executive on the same basis as other directors will be additional compensation and supplement the compensation and benefits otherwise provided for in this Employment Agreement. In the event that the Executive’s employment hereunder is terminated for any reason whatsoever, such termination shall constitute a resignation by the Executive as a member of the Board of Directors of the Bank.
          3.5 Additional Benefits. During the Term of Employment, Executive shall be provided with such employee benefits and benefit levels, including health, life and disability insurance, an annual car allowance of $25,000 (which covers fuel, maintenance, insurance and all other vehicle related expenses), and a membership in social, professional and civic clubs which the Board of Directors in its discretion determines to be in keeping with a level commensurate with a similarly-situated financial institution. These benefits shall be provided and maintained at a level of not less than what is in effect at the time this Agreement is executed.

[1]	This paragraph needs to be completed to address David’s comment from his July 7, 2008 email to Carolyn.

Throughout the Term of Employment, Executive shall also be entitled to reimbursement for reasonable business expenses incurred by him in the performance of his duties hereunder. During the Executive’s Term of Employment hereunder, Executive shall receive four (4) weeks paid vacation during each year of employment.
     4. TERMINATION.
          4.1 Death, Disability or Resignation. This Agreement may be terminated before the expiration of the Term of Employment upon the occurrence of any one of the following events:
     (a) Upon Executive’s death, this Agreement shall terminate immediately. Any salary and any other amounts that may be due Executive from the Bank at the time of his death (whether pursuant to benefits plans or otherwise) shall be paid to the executor or administrator of his estate.
     (b) Executive may terminate this Agreement upon 60 days prior written notice to the Bank, in which case Executive shall receive only his salary and any other amounts due to him from the Bank (whether pursuant to benefit plans or otherwise) through the date of termination.
     (c) The Bank may terminate this Agreement upon Executive’s “Total Disability.” As used in this Agreement, “Total Disability” means any physical or mental disorder that renders Executive incapable of performing his normal duties and services under this Agreement for a period of one hundred twenty (120) days in any consecutive twelve (12) month period, as determined by a licensed physician selected by mutual agreement of the Bank and the Executive or the Executive’s legal representative. If this Agreement is terminated as a result of the Executive’s “Total Disability,” the Executive’s compensation hereunder shall terminate and the Executive shall be paid in accordance with such long-term disability plans of the Bank as may be in effect at that time. The Executive’s compensation, title and status shall continue during any such period of disability until the date of termination except that the Bank may provide disability insurance to cover the Executive during any part of such disability period and the Bank’s obligation for the Executive’s compensation for any such period shall be reduced by the amount of any such insurance proceeds which the Executive receives.
          4.2 For Cause. This Agreement may be terminated by the Board of Directors of the Bank for “Cause” for any of the following reasons:
     (a) failure of Executive to follow reasonable written instructions or policies of the Board of Directors of the Bank;
     (b) gross negligence or willful misconduct of Executive materially damaging to the business of the Bank;
     (c) conviction of Executive of a crime involving breach of trust, moral turpitude, theft or fraud;

     (d) the failure by the Executive to perform substantially his duties other than any failure resulting from incapacity due to physical or mental illness;
     (e) willful commission by Executive of (i) acts involving dishonesty or fraud or (ii) criminal acts causing harm to the Bank;
     (f) a willful misrepresentation by the Executive to the stockholder or the Board of Directors of the Bank which causes substantial injury to the Bank; or
     (g) a request by any state or federal authority regulating the Bank that the Executive be removed from his office as President and Chief Executive Officer.
Except for the reasons described in (c), (e), (f) or (g) above, for which no notice shall be required prior to termination, the Bank shall notify Executive in writing of the specific reasons for the termination for “Cause” and the Executive will be allowed thirty (30) days to reply in writing to the accusation before any termination for “Cause”. If the Executive is terminated for “Cause,” he shall receive only his salary and any other amounts due to him from the Bank (whether pursuant to benefit plans or otherwise) through the date of termination.
          4.3 Without Cause. The Bank may immediately terminate this Agreement at any time “without Cause” by giving the Executive written notice of the termination date. If this Agreement is terminated pursuant to this Section 4.3, and provided that Executive is not entitled to severance following a Change in Control in accordance with Section 5, then:
     (i) Executive shall be paid severance compensation in an amount equal to his annual “Base Salary” (as defined in Section 3.1) then in effect which shall be paid over a twelve (12)-month period commencing from the termination date in such installments and intervals as if the Executive had remained employed; provided, however, that the payments pursuant to this clause (i) shall only be made if Executive executes a release substantially in the form of Exhibit A attached hereto and all applicable consents have been obtained pursuant to Part 359 of the FDIC’s rules and regulations; and
     (ii) Executive shall be paid any other amounts owing to the Executive by the Bank under this Agreement at such termination date, which amounts shall be paid within thirty (30) days after such termination date.
If this Agreement is terminated “without Cause”, and if and to the extent that the Executive timely elects COBRA continuation coverage, the Bank will pay to Executive on a monthly basis the cost of COBRA continuation coverage, less the amount of premiums by active employees receiving the same coverage for a period of twelve (12) months from the termination date or such lesser period as the Executive continues to have COBRA coverage.
          Anything in this Agreement to the contrary notwithstanding, upon a termination “without Cause” pursuant to this Section 4.3, Executive’s sole rights and remedies against the Bank arising out of any such termination of his employment hereunder are to receive the severance compensation and the other amounts and benefits as are explicitly set forth in this Section 4.3.

          5. CHANGE IN CONTROL. In the event of a “Change in Control” during the Term of Employment, as defined herein, and the Executive either (i) is terminated by the Bank (except “for Cause” as defined in Section 4.2 above), during the one-year period after the Change in Control becomes effective, from his employment hereunder but before he reaches age 70, or (ii) voluntarily resigns from his employment effective as of the first anniversary of the date of the Change in Control (provided that Executive must provide 60 days prior written notice to the Bank of such resignation), then Executive shall be entitled to receive severance compensation in an amount equal to one hundred percent (100%) of his Base Salary then in effect and any other amounts owing to Executive at the time of such termination date, which shall be paid in a lump sum within 14 days following the date of termination or resignation; provided that Executive executes a release, substantially in the form of Exhibit A, and all applicable consents have been obtained pursuant to Part 359 of the FDIC’s rules and regulations.
          For purposes of this Section 5, “Change in Control” of the Bank shall mean the occurrence of any of the following events that does not also constitute a Non-Control Transaction:
     (i) During any twelve (12) month period the individuals who are members of the Board of Directors of the Bank or the Company (the “Incumbent Board”), cease for any reason to constitute at least 50% of the Board of the Bank or the Company; provided, however, that if the election, or nomination for election by the Bank’s or Company’s shareholders, of any new director was approved in advance by a vote of at least 50% of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.
     (ii) A future acquisition of any voting securities of the Bank or the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act), or more than one Person acting as a group, immediately after which such Person or Persons has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the Bank’s or the Company’s then outstanding Voting Securities; provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Bank or the Company, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Bank or the Company, or (C) by an underwriter temporarily holding securities pursuant to an offering of such securities.
     (iii) When any one Person, or more than one Person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Bank or the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of such entity (determined without regard to any liabilities associated with such assets) immediately prior to such acquisition or acquisitions, without regard to assets transferred to: (A) a shareholder or owner of the entity (immediately before the asset transfer) in exchange for or with respect to its stock, (B) an organization, 50% or more of the total value or voting power of which is owned directly or indirectly, by the entity immediately after the transfer, (C) a Person, or more than one Person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of the entity immediately after the transfer or (D) an organization, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person, or more than one Person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of the entity immediately after the transfer.
          A “Non-Control Transaction” means any merger, consolidation or reorganization or similar transaction in which:
     (i) the shareholders of the Bank or the Company immediately before such merger, consolidation, reorganization or similar transaction, own, directly or indirectly and in substantially the same proportion as their ownership of the common stock of the Bank or the Company immediately before such transaction, immediately following such transaction, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”); and
     (ii) immediately following such merger, consolidation or reorganization, members of the Incumbent Board shall constitute at least 50% of the members of the board of directors of the Surviving Corporation.
          For purposes of this Agreement, “Change in Duties or Salary” of Executive shall mean any of: (i) a change in duties and responsibilities of Executive from those duties and responsibilities of Executive for the Bank in effect at the time a Change in Control occurs, which change results in the assignment of duties and responsibilities inferior to those duties and responsibilities of Bank at the time such Change in Control occurs; (ii) a reduction in rate of annual salary from such rate in effect at the time of Change in Control; or (iii) a change in the place of assignment of Bank from Fayetteville, Georgia, to any other city or geographical location that is located further than 10 miles from the principal office of the Bank in Fayetteville, Georgia.
          Notwithstanding the foregoing, this paragraph shall apply if all or any portion of the payments and benefits provided to an Executive under this Agreement, or any other payment or benefit (including under any plan or arrangement adopted in the future), would otherwise constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the tax imposed by Section 4999 of the Code (or similar tax and/or assessment). If, after the application of such tax and/or assessment, the amount of such payment and benefits would be less than if the payment and benefits had been reduced to an amount that would result in there being no excess parachute payments, then such payments and benefits shall be so reduced (the minimum extent necessary) so that no excess parachute payments result. If reduction is necessary hereunder, the Executive shall elect which of the payments and benefits shall be reduced. Determination of whether payments and benefits would constitute excess parachute payments, and the amount of reduction so that no excess parachute payments shall exist, shall be made, at the Bank’s expense, by the independent accounting firm employed by the Bank immediately prior to the occurrence of any change of control of the Bank or Company which would result in the imposition of such tax.
     6. NONCOMPETE AND NON-SOLICITATION COVENANTS.
          6.1 Definitions. In this Agreement the following terms shall have the meanings set forth below:
     (a) “Affiliate” shall be used to indicate a relationship to a specified person, firm, corporation, partnership, association or entity, and shall mean any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with such person, firm, corporation, partnership, association or entity.
     (b) “Applicable Period” shall mean twelve (12) months following the effective date of the termination of this Agreement.
     (c) “Area” shall mean the geographic area within the following Georgia Counties: Henry, Fayette, Coweta, Clayton and Spalding.
     (d) “Competing Business” shall mean a federally insured financial institution.
          6.2 Agreement Not to Compete. The Executive hereby agrees that during his employment by the Bank, and for the Applicable Period thereafter, he will not (except on behalf of, or with the prior written consent of, the Bank) for a Competing Business located within the Area, either directly or indirectly, on his own behalf, or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves the duties and responsibilities similar to those undertaken for the Bank as described in Section 1, work for, engage or participate in any such Competing Business, or control or own (other than ownership of less than five percent (5%) of the outstanding voting securities of an entity whose voting securities are traded on a national securities exchange or quoted on an Automated Quotation System sponsored by the Financial Industry Regulatory Authority), a beneficial interest in, any Competing Business.
          6.3 Agreement Not to Solicit Customers. The Executive agrees that during his employment by the Bank and for the Applicable Period thereafter, he will not, without the prior written consent of the Bank, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any Competing Business any customer or client or actively sought prospective customer or client of the Bank or any Affiliate located in the Area who was serviced by or under the supervision of the Executive in the course of his employment within the one (1) year period immediately prior to the termination of the Executive’s employment with the Bank.
          6.4 Agreement Not to Solicit Employees. The Executive agrees that during his employment by the Bank and for the Applicable Period thereafter, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit for employment any person who was employed by the Bank or any of its Affiliates during the Executive’s Term of Employment, whether or not such employee was a full-time, a part-time or a temporary employee and whether or not such employment was pursuant to a written agreement and whether or not such employment was for a determined period or was at will.
     7. OWNERSHIP AND PROTECTION OF PROPRIETARY INFORMATION.
          7.1 Definitions. The following capitalized terms used in this Section 7 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:
          “Confidential Information” means all information regarding the Bank, its activities, business or clients that is the subject of reasonable efforts by the Bank to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Bank, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Bank; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Bank. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.
          “Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a “trade secret(s)” under the common law or statutory law of the State of Georgia.
          7.2 Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Bank and its affiliated entities, and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Term of Employment and a period extending one year thereafter (the “Restricted Period”) reveal, divulge, or disclose to any person not expressly authorized by the Bank any Confidential Information, and Executive shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Bank. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Bank to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Bank. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Bank’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.
          Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information or Trade Secrets that are required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Bank with prompt notice of such requirement so that the Bank may seek an appropriate protective order prior to any such required disclosure by Executive.
          7.3 Return of Property. Upon request by the Bank, and in any event upon termination of the employment of the Executive with the Bank for any reason, the Executive will promptly deliver to the Bank all property belonging to the Bank, including, without limitation, all Confidential Information and all Trade Secrets (and all physical embodiments thereof) then in his custody, control or possession.
          7.4 Termination. The Executive shall maintain and observe the obligations of confidentiality contained in this Agreement with respect to Confidential Information during the term of his employment with the Bank and at all times following the termination of such employment for any reason whatsoever.
     8. INJUNCTIVE RELIEF. The Executive agrees that the covenants and agreements contained in Sections 6 and 7 of this Agreement, and the subsections of these Sections, are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of the Bank and the business of the Bank; that the Bank is engaged in active business throughout the Area; that irreparable loss and damage will be suffered by the Bank should the Executive breach any of such covenants and agreements; and that, in addition to other remedies available to it, the Bank shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by the Executive of any of such covenants or agreements.
     9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto regarding employment of Executive, and supersedes and replaces any prior agreement between the parties.
     10. ASSIGNMENT. None of the parties hereto may assign this Agreement without the prior written consent of the other parties hereto except that the Bank may assign the Agreement to a successor in interest who agrees, either by consent or by operation of law, to assume the Bank’s obligations under this Agreement.
     11. SEVERABILITY. Each section and subsection of this Agreement constitutes a separate and distinct understanding, covenant and provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.
     12. GOVERNING LAW. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Georgia.
     13. RIGHTS OF THIRD PARTIES. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.
     14. AMENDMENT. This Agreement may not be amended orally but only by an instrument in writing duly executed by the parties hereto.
     15. CODE SECTION 409A. Notwithstanding any other provision of this Agreement, it is intended that any payments or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in such form and at such time, including, without limitation, payment only in connection with a permissible payment event as complies with the applicable requirements of Code Section 409A to avoid the unfavorable tax consequences provided therein for noncompliance. If Executive is a “specified employee” (as defined in Section 409A of the Code) and any of the Bank’s or Company’s stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. For purposes of this Agreement, any termination of employment will be read to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period. With respect to any reimbursement provided under this Agreement, (a) such reimbursements shall be made within sixty (60) days from the submission date, (b) the amount of expenses eligible for reimbursement during one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, and (c) the right to reimbursement shall not be subject to liquidation or exchange for other benefits.
     16. NOTICES. Any notice or other document or communication permitted or required to be given to Executive pursuant to the terms hereof shall be deemed given if personally delivered to Executive or sent to him postage prepaid, by registered or certified mail, at ________, or at any such other address as Executive shall have notified the Bank in writing. Any notice or other document or other communication permitted or required to be given to the Bank pursuant to the terms hereof shall be deemed given if personally delivered or sent to the Bank, postage prepaid, by registered or certified mail, at 525 North Jeff Davis Drive, Fayetteville, Georgia 30214, or at such other address as the Bank shall have notified Executive in writing. All notices personally delivered shall be deemed received on the date delivered. All notices sent by postage-prepaid, registered or certified mail shall be deemed received on the actual date of receipt, or when refused or returned because of failure to claim if mailed return-receipt requested.
     17. WAIVER. The waiver by either party hereto of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement by the breaching party.
(Signatures on following page.)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SOUTHERN COMMUNITY BANK
[BANK SEAL]

By:	/s/ Thomas D. Reese, Chairman

EXECUTIVE
By:	/s/ David R. Coxon

EXHIBIT A
FORM OF RELEASE
     THIS RELEASE (“Release”) is granted effective as of the _______day of ______, ______, by ___________(“Executive”) in favor of [_________] (the “Employer”). This is the Release referred to in that certain Employment Agreement dated as of _______, _______by and between the Employer and Executive (the “Employment Agreement”). Executive gives this Release in consideration of the Employer’s promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.
     1. Release of the Employer. Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Employer and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (“the Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Employer or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Executive Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein shall release the Employer of its obligations to Executive under the Employment Agreement or any other contractual obligations between the Employer or its affiliates and Executive, or any indemnification obligations to Executive under the Employer’s bylaws, articles of incorporation, Georgia law or otherwise.
     2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that Executive is advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of twenty-one (21) calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.
     Executive agrees that he has carefully read this Release and is signing it voluntarily. Executive acknowledges that he has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Executive is signing this Release prior to the expiration of such 21-day period, Executive is waiving his right to review the Release for such full 21-day period prior to signing it. Executive has the right to revoke this release within seven (7) days following the date of its execution by him. However, if Executive revokes this Release within such seven (7) day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Employer any such payment received prior to that date.
     EMPLOYEE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE EMPLOYER UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EMPLOYEE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

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